EXHIBIT 12
                                        CBS Inc.
                     CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                                   (Dollars in millions)

                          Six Months
                            Ended
                           June 30        YEAR ENDED DECEMBER 31,
                           1994(1)    1993    1992    1991   1990(3)  1989
Income from Continuing
 Operations before
  Income Taxes              $296.9   $479.3  $227.0 ($178.6) $102.4 $455.7

Add:
   Fixed charges              31.9     65.6    89.8    78.3    88.2   90.9
   Amortization of
    Capitalized Interest       3.0      4.3     3.4     3.7     4.3    6.1

Less:
   Capitalized Interest       (1.7)    (6.4)  (10.2)   (8.4)   (8.3)  (5.6)

Adjusted Earnings           $330.1   $542.8  $310.0 ($105.0) $186.6 $547.1

Interest Cost (2)            $23.8    $48.8   $71.9   $58.8   $68.5  $72.6
Interest Factor
 Portion of Rentals            8.1     16.8    17.9    19.5    19.7   18.3

Fixed Charges                $31.9    $65.6   $89.8   $78.3   $88.2  $90.9

Ratio of Earnings
 to Fixed Charges          10.35:1   8.27:1  3.45:1       *  2.12:1 6.02:1


(1) In connection with the Offer commenced on July 25, 1994, the Company included an Unaudited Pro Forma Consolidated Condensed Income Statement for the six months ended June 30, 1994, in note 6 of this Form 10-Q. The ratio of earnings to fixed charges for this income statement was 9.02 to 1.

(2) Includes amortization of debt discount and amortization of debt issue expenses.

(3) In connection with its $2 billion common stock repurchase, consummated on February 4, 1991, the Company included a 1990 Unaudited Pro Forma Consolidated Condensed Income Statement in footnote 15 to its 1990 Annual Report. The Ratio of Earnings to Fixed Charges for this income statement was .35 to 1.

(*) The ratio of earnings to fixed charges is less than a one-to-one coverage and the earnings are inadequate to cover fixed charges. The amount of coverage deficiency is $183.3.

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